Exhibit No. 12 (b)
CAROLINA POWER & LIGHT COMPANY
d/b/a PROGRESS ENERGY CAROLINAS, INC.
Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Dividends Combined
For the Twelve Months Ended September 30

(dollars in millions)	2008	2007

Earnings, as defined:
Income before cumulative effect of changes in accounting principles	$514	$523
Fixed charges, as below	220	233
Income taxes, as below	297	287

Total earnings, as defined	$1,031	$1,043

Fixed Charges, as defined:
Interest on long-term debt	$209	$217
Other interest	2	11
Imputed interest factor in rentals – charged principally to operating expenses	9	5

Total fixed charges, as defined	220	233

Preferred dividends, as defined	5	5

Total fixed charges and preferred dividends combined	$225	$238

Income Taxes:
Income tax expense	$302	$292
Included in AFUDC – deferred taxes in book depreciation	(5)	(5)

Total income taxes	$297	$287

Ratio of Earnings to Fixed Charges	4.69	4.48

Ratio of Earnings to Fixed Charges and Preferred Dividends Combined	4.58	4.38

Exhibit No. 12 (b)
CAROLINA POWER & LIGHT COMPANY
d/b/a PROGRESS ENERGY CAROLINAS, INC.
Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Dividends Combined
For the Years Ended December 31

(dollars in millions)	2007	2006	2005	2004	2003

Earnings, as defined:
Income before cumulative effect of changes in accounting principles	$501	$457	$493	$461	$504
Fixed charges, as below	223	225	205	201	206
Income taxes, as below	290	260	234	234	233

Total earnings, as defined	$1,014	$942	$932	$896	$943

Fixed Charges, as defined:
Interest on long-term debt	$214	$218	$191	$183	$188
Other interest	1	(1)	6	11	11
Imputed interest factor in rentals — charged principally to operating expenses	8	8	8	7	7

Total fixed charges, as defined	223	225	205	201	206

Preferred dividends, as defined	5	5	4	5	4

Total fixed charges and preferred dividends combined	$228	$230	$209	$206	$210

Income Taxes:
Income tax expense	$295	$265	$239	$239	$241
Included in AFUDC — deferred taxes in book depreciation	(5)	(5)	(5)	(5)	(8)

Total income taxes	$290	$260	$234	$234	$233

Ratio of Earnings to Fixed Charges	4.55	4.19	4.55	4.45	4.59

Ratio of Earnings to Fixed Charges and Preferred Dividends Combined	4.45	4.10	4.46	4.36	4.50